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                                                                    EXHIBIT 3.33

                 THE COPPS CORPORATION ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)


Article 1. The name of the corporation is:  THE COPPS CORPORATION

Article 2. The purpose or purposes for which the corporation was and is organized are to engage in any lawful activity within the purposes of which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

Article 3. The Corporation shall have authorized capital stock of two thousand five hundred (2,500) shares of Common Stock with a par value of $1,000 per share. Shareholders of the Corporation shall have no preemptive rights to acquire shares of any class of capital stock of the Corporation, now or hereafter authorized.

Article 4. The name of the registered agent is: Edward G. Kitz

Article 5. The address of the registered agent is: 23000 Roundy Drive, Pewaukee,
           Wisconsin 53072

Article 6. The number of directors consisting of the board of directors of the corporation shall be such number (not less than three at any time) as is fixed from time to time by the By-Laws.

Article 7. The By-Laws of the corporation shall designate the principal officers and their duties.

Article 8. No shareholder of the common stock of the corporation shall be entitled as a matter of right to acquire additional shares of the common stock of the corporation and any shareholder's preemptive rights is denied.